Exhibit 99

IKON OFFICE SOLUTIONS ELECTS WILLIAM MEDDAUGH TO
BOARD OF DIRECTORS

Former President and Chief Executive Officer of GE Supply Brings
Over 37 Years Experience in Sales & Marketing

Valley Forge, Pennsylvania—December 29, 2003—IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced the election of William L. Meddaugh to the Company’s Board of Directors. Mr. Meddaugh, the recently retired President and Chief Executive Officer of General Electric Supply Co., brings extensive sales and marketing experience to this position, including over 37 years of professional and management experience at General Electric.

“We are very excited to welcome William Meddaugh to the IKON Board of Directors. His wealth of marketing and sales expertise will be instrumental as we continue to expand IKON’s capabilities, service differentiation, and breadth of solutions,” said Matthew J. Espe, Chairman and Chief Executive Officer of IKON Office Solutions. “We look forward to his ongoing guidance and contributions.”

During his tenure as President and CEO of GE Supply Co., a $2.5 billion global distributor of electrical, voice and data products, Mr. Meddaugh was instrumental in the expansion of GE Structured Services, a cost-effective outsourcing services and solutions unit. Previous to his role at GE Supply Co., Mr. Meddaugh was General Manager of Industrial and Developer sales for GE Industrial and Power Systems. He also spent several years as the General Manager of Marketing at GE Electrical Distribution and Control.

About IKON

IKON Office Solutions (www.ikon.com) integrates imaging systems and services that help businesses manage document workflow and increase efficiency. As the world’s largest independent distribution channel for copier and printer technologies, IKON offers best-in-class systems from leading manufacturers such as Canon, Ricoh and Hewlett Packard and service support through its team of 7,000 service professionals worldwide. IKON also represents the industry’s broadest portfolio of document management services: outsourcing and professional services, on-site copy and mailroom management, fleet management, off-site digital printing solutions, and customized workflow and imaging application development. IKON also provides lease financing services to its customers through its wholly-owned subsidiaries, including IOS Capital, LLC. With Fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

(GIKN)
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